Contact:   Mark Stegeman                               (734) 241-4418
mark.stegeman@la-z-boy.com

                La-Z-Boy Incorporated Appoints New Board Member

MONROE, Mich., May 31, 2001 - La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today that John H. Foss, chief financial officer and a director of Michigan-based Tecumseh Products Company (NASDAQ: TECUA, TECUB) has been appointed to the La-Z-Boy Incorporated board of directors to fill the remaining term of Frederick H. ("Fritz") Jackson. Jackson, whose current La-Z-Boy Incorporated directorship expires at the company's 2003 annual meeting, announced his retirement from the board effective June 1, 2001.

Commenting on the appointment, La-Z-Boy Incorporated chairman Pat Norton said, "We are delighted that John Foss has agreed to join our board. John brings with him a set of excellent financial and analytical skills, combined with extensive global manufacturing knowledge. We're looking forward to his future contributions to our board sessions."

A Michigan native and certified public accountant, Foss joined Tecumseh in January 1979 and was elected treasurer and chief financial officer in October of that year. He was named vice president, treasurer and chief financial officer in 1980 and elected to Tecumseh's board of directors in 1981. Foss began his career in public accounting with Arthur Andersen in 1971 and two years later joined the Lynch Corporation in Detroit, Michigan, as treasurer and controller - a position he held until leaving to join Tecumseh. He is an undergraduate of Albion College, and earned his MBA degree from the University of Michigan.

Norton added, "Fritz has served this company with unwavering dedication since joining our board in 1971. During his tenure, La-Z-Boy grew from a mid-sized furniture manufacturer to the leading company in our industry today. We will miss Fritz very much, and wish him the very best in his retirement years."

La-Z-Boy Background Information

With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's largest residential furniture producers, employing more than 20,000 people company wide and operating 55 manufacturing facilities in ten states and four foreign countries. The La-Z-Boy Incorporated family of companies - Alexvale, American Drew, Bauhaus, Centurion, Clayton Marcus, England, Hammary, HickoryMark, Kincaid, La-Z-Boy, La-Z-Boy Contract Furniture Group, Lea, Pennsylvania House, Pilliod and Sam Moore - produces furniture for every room of the home and office. And, under the American of Martinsville brand name, La-Z-Boy is also a leading manufacturer of contract furniture for the hospitality and assisted-living markets.

La-Z-Boy Incorporated's vast distribution network of proprietary retailers, which includes 290 La-Z-Boy Furniture Galleries(R) and 319 La-Z-Boy In-Store Gallerys, in-store gallery programs at Kincaid, Pennsylvania House and Clayton Marcus, England's Custom Comfort Centers and Lea's Kid's Generation displays, contains over 9 million square feet of retail floor space dedicated exclusively to selling La-Z-Boy products. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's sixth largest U.S. furniture retailer. La-Z-Boy's stock is traded on the New York and Pacific stock exchanges under the trading symbol: LZB. Additional information on the company is available at www.la-z-boy.com.